UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 30, 2014 (June 27, 2014)

MEAD JOHNSON NUTRITION COMPANY

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34251	80-0318351
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2701 Patriot Blvd., Glenview, Illinois	60026
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (847) 832-2420

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01:               Entry into a Material Definitive Agreement.

On June 27, 2014, Mead Johnson Nutrition Company (the “Company”), Mead Johnson & Company, LLC (“MJ&C”), a wholly owned subsidiary of the Company, and various other subsidiaries of the Company party thereto from time to time, entered into Amendment No. 1 (the “First Amendment”) to the Five Year Revolving Credit Facility Agreement dated as of June 17, 2011 (as amended, the “Credit Agreement”) among the Company, MJ&C, various subsidiaries of the Company parties thereto from time to time, various financial institutions and JPMorgan Chase Bank, N.A., as administrative agent. The First Amendment provided for, among other things, an increase in the aggregate amount available for borrowing from $500 million to $750 million (which amount may be increased from time to time up to $1 billion at the request of the Company, subject to obtaining additional commitments and other customary conditions), the addition of certain financial institutions as lenders and the extension of the maturity date from June 2016 to June 2019.  The foregoing description of the First Amendment is qualified in its entirety by the text of the First Amendment, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01:               Financial Statements and Exhibits

(d)                                 Exhibits

10.1                        First Amendment, dated June 27, 2014, to Five Year Revolving Credit Facility Agreement among Mead Johnson Nutrition Company, Mead Johnson & Company, LLC, various subsidiaries of the Company party thereto from time to time, various financial institutions and JPMorgan Chase Bank, N.A., as Administrative Agent.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEAD JOHNSON NUTRITION COMPANY

Date: June 30, 2014	By:	/s/ William C. P’Pool
William C. P’Pool
Senior Vice President, General Counsel and Secretary

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